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                                                                     Exhibit 8.2

                    [LETTERHEAD OF ELVINGER, HOSS & PRUSSEN]



                                                      _____________, 2003




Tenaris S.A.
13, rue Beaumont
L-1219, Luxembourg

Ladies and Gentlemen:

         We have acted as Luxembourg counsel to Tenaris S.A., a Luxembourg corporation (the "Company"), in connection with certain tax matters discussed in the Registration Statement on Form F-4 (the "Registration Statement"), as filed with the United States Securities and Exchange Commission by the Company for the purpose of exchanging American Depositary Shares ("ADSs") of the Company for common shares and ADSs of Tubos de Acero de Mexico S.A.

         We hereby confirm that the discussion set forth in the prospectus constituting part of the Registration Statement under the caption "Material Tax Considerations-Luxembourg Tax Consequences" is our opinion.

         We are lawyers admitted to practice in Luxembourg and the foregoing opinion is limited to the laws of Luxembourg as in effect on the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any related supplemental Registration Statement and to the use of our name under the caption "Material Tax Considerations" in Part Three of the Registration Statement and under the caption "Tax Matters" in Part Six of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

         The Luxembourg courts have exclusive jurisdiction with respect to this opinion.

                                                      Very truly yours,

                                      E-5